UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 12b-25               -----------------
                             NOTIFICATION OF LATE FILING         SEC FILE NUMBER
                                                                    000-29204
(Check One) |X|Form 10-K and Form 10-KSB |_| Form 20-F            CUSIP NUMBER
|_| Form 11-K |_| Form 10-Q and Form 10-QSB |_| Form N-SAR          37944W100
                                                               -----------------
                  For Period Ended:  December 31, 2004
                                     -----------------
                  [  ] Transition Report on Form 10-K
                  [  ] Transition Report on Form 20-F
                  [  ] Transition Report on Form 11-K
                  [  ] Transition Report on Form 10-Q
                  [  ] Transition Report on Form N-SAR
                  For the Transition Period Ended: _________________________

   Read Instructions (on back page) Before Preparing Form. Please Print or Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         N/A
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PART I - REGISTRANT INFORMATION

         Global Matrechs, Inc.
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Full Name of Registrant

         Homecom Communications, Inc.
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Former Name if Applicable

         90 Grove Street, Suite 201
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Address of Principal Executive Office (Street and Number)

         Ridgefield, Connecticut 06877
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

             |X|          (a)   The reasons described in reasonable detail in
                                Part III of this form could not be eliminated
                                without unreasonable effort or expense;
             |X|          (b)   The subject annual report, semi-annual report,
                                transition report on Form 10-K, Form 10-KSB,
                                Form 20-F, Form 11-K or Form N-SAR, or portion
                                thereof, will be filed on or before the
                                fifteenth calendar day following the prescribed
                                due date; or the subject quarterly report or
                                transition report on Form 10-Q, Form 10-QSB, or
                                portion thereof, will be filed on or before the
                                fifth calendar day following the prescribed due
                                date; and
             |_|          (c)   The accountant's statement or other exhibit
                                required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, Form 20-F, Form 11-K, Form 10-Q and Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach Extra Sheets if Needed)


The Registrant is unable to file its Form 10-KSB for the year ended December 31, 2004 in the prescribed time period without unreasonable effort and expense due to its ongoing internal review of certain accounting treatments from prior years, which review was commenced in connection with regulatory inquiries.

The Registrant currently expects that its Form 10-KSB for the fiscal year December 31, 2004 will be filed within 15 calendar days following the prescribed due date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Michael Sheppard              203                        431-6665
     ---------------------    --------------------         ------------------
       (Name)                     (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |_| Yes |X| No

     Amendment to current report on Form 8-K dated December 31, 2004 and filed with the SEC on January 6, 2005

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.






                              Global Matrechs, Inc.
                  (Name of Registrant as Specified in Charter) has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    March 31, 2005                     By: /s/ Michael Sheppard
      ------------------------------            --------------------------------
                                                    Michael Sheppard, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.